Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2025, relating to the consolidated financial statements of QT Imaging Holdings, Inc., which appears in QT Imaging Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ BPM LLP
San Jose, California
August 27, 2025